Exhbit 10.7 DECEMBER 21, 2005 AMENDMENT

DECEMBER 21, 2005 AMENDMENT

This December 21, 2005 Amendment (the" Amendment") to the certain Subscription Agreement (the "Subscription Agreement") and Investment Agreement (the "Investment Agreement") and Debenture Agreement (the "Debenture Agreement"), all dated August 12, 2005, previously entered into ("the Previous Agreements") by and between Hyperdynamics Corporation ("Hyperdynamics"), a State of Delaware corporation, and, Dutchess Private Equities Fund II, LP, a Delaware limited partnership, is made on this 21st day of December 2005.

WHEREAS, it is in the best interest of both parties to facilitate (the "Facilitation") the filing, review and effectiveness of the Form S-1 Amendment Number 2 to be filed in connection with the Previous Agreements.

WHEREAS, the Facilitation will be furthered by amending the Previous Agreements.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:

1.	Amendment to Subscription Agreement. The Subscription Agreement is hereby amended to DELETE in its entirety the final paragraph of its Section 3v. as follows:

The DELETION in its entirety of the following final paragraph of its Section 3v. of the Subscription Agreement:

"Upon receipt by the Company of an aggregate amount of one million ($1,000,000) in financing ("Threshold Amount") from Holder or another source, including exercise of any existing Warrants , the Company shall pay back one hundred percent (100%) of the amount above the Threshold Amount to the Redemption of the Debenture. The payment shall be made regardless of whether a Payment is due at the time the Company reach the Threshold Amount, and for each financing."

This DELETION results in Section 3v. of the Subscription Agreement as amended reading in its entirety as follows:

"3v. Additional Financings. The Company shall not, directly nor indirectly, without the prior written consent of Holder, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition) any of its Common Stock or securities convertible into Common Stock, or file any registration statement, including those on Form S-8, for any securities (a "SUBSEQUENT FINANCING") for a period of 360 (three hundred and sixty) days after the Effective Date. ("Lock Up Period").

During the twelve (12) month period following Closing, or if there is any outstanding balance on the Debentures, the Holder shall retain a first right of refusal for any additional financings. The Company must submit to the Holder a duly authorized term sheet of the financing and the Holder may elect, in writing within five (5) days, to exercise its right to finance the Company upon the same terms and conditions. In the event the Holder chooses not to complete such financing, the Company may proceed with the proposed third-party financing on the same terms and conditions as contained in the notice to Holder. The Company will file within three (3) business days any necessary documentation required by the SEC to reflect the Holder's new position."

2.	Amendment to Investment Agreement. The Investment Agreement is hereby amended to DELETE in its entirety its Section 4(V).

3.	Amendment to Debenture Agreement. The Debenture Agreement is hereby amended to DELETE in its entirety its Article 17.

4.	Other. In all other respects, the Previous Agreements are unchanged.

[Signatures Appear on the Next Page]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment to be executed this 21st day of December 2005.

Hyperdynamics Corporation
By: /s/Kent Watts
Kent Watts, CEO

DUTCHESS PRIVATE EQUITIES FUND II, L.P.
BY ITS GENERAL PARTNER,
DUTCHESS CAPITAL MANAGEMENT, LLC
By:/s/Douglas H. Leighton

Douglas H. Leighton, Managing Member